CERTIFICATE OF MERGER OF
      WORLD SHOPPING NETWORK.INC. INTO U.S.A. GROWTH INC.

The undersigned corporation does hereby certify that:

FIRST: The name and state of incorporation of each of the constituent corporations of the merger to which this Certifies relates is as follows:

NAME                                STATE OF INCORPORATION

World Shopping Network Inc.                 Wyoming

U.S.A. Growth Inc.                          Delaware

SECOND: The Agreement and Plan of Merger (the "Agreement") providing for the merger of World Shopping Network, Inc. with and into U.S.A. Growth Inc. (the "Merger") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of
Section 252 of the General Corporation Law of the State of
Delaware.

THIRD: The name of the surviving corporation of the Merger is U.S.A. Growth Inc., which shall be changed to World Shopping
Network. Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of U.S.A. Growth Inc.
shall be the Certificate of Incorporation of the Surviving corporation, which Shall be amended as follows:

1. Article FIRST of the Certificate of Incorporation shall be amended to read in full as follows:

"FIRST. The name of this corporation is World Shopping Network, Inc."

2.  Article FOURTH of the Company's Certificate of
Incorporation is amended to read in full as follows:

"FOURTH. The amount of the total authorized capital stock of this Corporation is 100,000,000 shares, par value $.001 per share. Simultaneously with the effective date of this Amendment ("Effective Date"), all outstanding shares of common stock held by each holder of record on the Effective Date shall be automatically combined at the rate of one-for-twelve without any further action on the part of the holders thereof or this corporation. No fractional shares shall be issued. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share shall be decreased to the next lower whole number of shares, respectively."

FIFTH. The executed Agreement of Merger is on file at the principal place of business of the surviving corporation, the address of which is 1530 Brookhollow Drive, Suite C, Santa Ana.
California 92705.

SIXTH. A copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

DATED: September 30. 1999

U.S.A. Growth Inc.


/s/  John J. Anton
John J. Anton, President